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                                                                    EXHIBIT 10.1



                           CONTRACT TO EMPLOY ATTORNEY

Agreement made, effective as of December 16, 1996, by and between American HealthChoice, Inc., a professional corporation organized and existing under the laws of the State of New York, with its principal place of business at 1300 W. Walnut Hill Lane, Suite 275, Irving, Texas, 75038, County of Dallas, State of Texas, referred to as Corporation, and Jay R. Stucki, of 1317 Greenfield Drive, Edmond, Oklahoma, 73003, County of Oklahoma, State of Oklahoma, referred to as Attorney.

In consideration of the mutual promises and covenants herein contained, the parties agree:


                                   SECTION ONE
                                ATTORNEY'S DUTIES

In consideration for Attorney's employment by Corporation, Attorney shall devote Attorney's attention to the practice of law on behalf of Corporation. All other, if any, legal interest by Attorney will take secondary priority.

Corporation shall have the power to determine the corporate legal matters to be assigned to Attorney, the specific corporate legal duties to be performed by Attorney, and the standards of performance to be maintained by Attorney.

If no conflict exists with in-house responsibilities, Attorney has the right to retain clients not related to Company activities.


                                   SECTION TWO
                          GENERAL POWERS OF CORPORATION

Subject to the Code of Professional Responsibility of the American Bar Association, and all applicable laws, regulations, and rules of court, Corporation shall have the power to assign corporate clients to Attorney; to review all corporate work performed by Attorney and to modify, cancel, or require Attorney to revise such work or work product; to determine the time and the manner of the performance of all corporate work; and to determine the standards of performance and, within reason, the necessary hours of corporate work.


                                  SECTION THREE
                               ETHICS OF ATTORNEY

Attorney shall abide by and perform Attorney's duties under and pursuant to this contract in accordance with the ethics of the legal profession and all federal, state, and municipal laws, regulations, and ordinances regulating the practice of law.


                                  SECTION FOUR
                                      TERM

Subject to the provisions for termination as provided in this contract, the initial term of this contract shall begin as of December 16, 1996, an go through September 30, 1998, renewable annually in accordance with the terms of this contract.




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                                  SECTION FIVE
                                     RENEWAL

This contract shall automatically renew each year, for a period of one year beginning each October first for the renewal year.


                                   SECTION SIX
                                   TERMINATION

Corporation or Attorney reserve the right to terminate this contract on thirty
(30) days' written notice to the other party. Should Corporation elect to terminate Attorney, Corporation agrees to pay the then remaining portion of the contract term plus one year's worth of salary. Should Attorney elect to terminate employment, Corporation would not be obligated to pay compensation past the termination effective date.


                                  SECTION SEVEN
                                  REVENUE/COSTS

Attorney shall reimburse Corporation the pro rata share of company's legal department expenses if Attorney receives revenue from legally representing any parties unrelated to the Corporation. Rate of reimbursement shall not exceed more than fifty percent (50%) of net fees collected by Attorney in any one case.

For purposes of this section "net revenue" shall mean any amount due to attorney after all other expenses reasonably allocated to the case have been paid, including but not limited to Dr. bills, court costs, additional attorneys, consultants, etc. but shall not include any expenses provided for by Corporation that is the subject of reimbursement.

Corporation and Attorney recognize that the legal department will provide separate identification, to the extent practicable, for all non-corporate representation. Corporation further acknowledges that mere employment of a corporate employee is not sufficient to justify Corporate business in that the primary legal issue must relate to Corporate business.


                                  SECTION EIGHT
                                BASE COMPENSATION

For corporate services rendered by Attorney under and pursuant to this contract, Attorney shall be paid a base salary of seventy-five thousand dollars ($75,000) annually, payable in equal bimonthly installments.


                                  SECTION NINE
                                     BONUSES

In addition to the compensation provided for in Section Eight of this contract, Attorney shall receive a bonus annually, the amount of which shall be determined annually in the discretion of the board of directors of Corporation. In determining the amount of such bonus, the board of directors shall consider the reasonable value of the services rendered to Corporation by Attorney.

Upon execution of this contract, Attorney is entitled to a sign on bonus, that in place of similar bonuses given to other hired executive level employees, Company agrees to pay off in total all student loans within six (6) months of executing this contract.



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                                   SECTION TEN
                                     RECORDS

Attorney shall keep accurate records in the form prescribed by Corporation of all time spent on the Corporation's matters and affairs. These records must be turned in to Corporation's bookkeeper at least once a month together with any special billing instructions that Attorney shall think necessary or desirable. All legal billing for legal service provided by Attorney on behalf of the Corporation shall be rendered through Corporation's bookkeeping department unless otherwise directed.

Attorney may be required to render to Corporation a true account of all activities engaged in during the course of Attorney's employment. Corporation shall render to Attorney an annual statement of the income generated by Attorney's corporate activities.


                                 SECTION ELEVEN
                           REIMBURSEMENT FOR EXPENSES

Corporation shall reimburse Attorney for all expenses reasonably and necessarily incurred in the performance of Attorney's duties under and pursuant to this contract. These reimbursed expenses shall include, but shall not be limited to, travel expenses, the expense of furnishing an automobile, entertainment expenses for the promotion of Corporation's business, professional and other dues, attendance at forums, bar courses, lectures, and other meetings conducted for the continuing education of members of the legal profession.


                                 SECTION TWELVE
                                   RELOCATION

Should Corporation relocate their home office, Corporation agrees to pay all moving costs to relocate Attorney, including but not limited to transaction costs for selling and purchasing a new home. Company agrees to reimburse Attorney up to two thousand ($2,000) dollars to relocate Attorney from Edmond, Oklahoma to Dallas, Texas area.


                                SECTION THIRTEEN
                                     OFFICE

Corporation shall furnish Attorney with a private office, all necessary secretarial and/or paralegal assistance, and such other facilities and services as are considered customary, suitable for a corporate Attorney's position, and adequate for the performance of Attorney's duties to and for Corporation under and pursuant to this contract.

Office shall be in a location chosen by Corporation, however the office shall have a separate reception area from the main corporate offices.

                                SECTION FOURTEEN
                                 LIFE INSURANCE

Corporation shall provide a plan of life insurance for Attorney. The general purpose of this life insurance is to provide to the beneficiary or beneficiaries named by Attorney the equivalent of the Attorney's annual salary at the time of Attorney's death. The cost of such life insurance shall be borne by Corporation and remain in force for the full term of this contract.


At the end of one month of service, Attorney shall be furnished a life insurance policy contract evidencing the above-stated coverage. Corporation reserves the right to change such life insurance and its life insurance carrier at its sole discretion.


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                                 SECTION FIFTEEN
                                  PARTICIPATION

Attorney shall be eligible to participate in all plans or arrangements or distributions by Corporation pertaining to any pensions, profit-sharing, bonuses, or similar benefits provided for executive level employees. Nothing contained in this contract shall be construed to give Attorney any interest in the tangible or intangible assets of Corporation.


                                 SECTION SIXTEEN
                                    VACATIONS

Attorney shall be entitled to a paid vacation of two (2) weeks per year. After each five year period of service the paid vacation time shall increase by one week, but at no time will the paid weeks exceed five in any one year. The time of each annual vacation shall be mutually agreed on by Attorney and Corporation.


                                SECTION SEVENTEEN
                                LEAVES OF ABSENCE

Subject to the approval of each request by Corporation, Attorney may be granted leaves of absence with full payment of salary for attendance at conventions of professional organizations, continuing legal educational institutions, and meetings of similar nature. Any expenses reasonably and necessarily incurred by Attorney in connection with such activities shall be paid for or reimbursed by Corporation. Total leave time for such above-stated activities shall not exceed three (3) weeks in any one calendar year.

Corporation, from time to time, may approve leaves of absence with full or partial payment of salary and expenses for other purposes in its sole discretion.


                                SECTION EIGHTEEN
                                   DISABILITY

If Attorney becomes unable to perform Attorney's duties fully by reason of illness or incapacity of any kind and such condition continues for more than one
(1) month, Corporation, in its discretion, may reduce or terminate the salary payments of Attorney. In such event, Attorney's full salary shall be reinstated when Attorney is competent to return to full time employment.


                                SECTION NINETEEN
                                MEDICAL INSURANCE

Corporation shall maintain a policy of insurance for the payment of hospitalization costs and certain medical expenses incurred by Attorney and Attorney's immediate family similar to that for other executive level employees. Attorney shall become eligible to participate in Corporation's insurance plan on the completion of one (1) month of employment. Corporation shall pay for one complete physical each year from a Doctor of Attorney's choice.

The cost of the above-stated medical insurance shall be borne by Corporation. Corporation reserves the right to change carriers or plans provided that no new plan after the commencement of Attorney's eligibility shall provide lower benefits than those provided in the plan in effect on Attorney's date of eligibility.



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                                 SECTION TWENTY
                            LIABILITY OF CORPORATION

All matters of eligibility for coverage or benefits under any plan or plans of health, life, hospitalization, or other insurance shall be determined in accordance with provisions of the applicable insurance policies. Corporation shall not be liable to Attorney, or Attorney's family, heirs, executors, or beneficiaries, for any payment payable or claimed to be payable under any plan of insurance.

Corporation will not be liable for any of Attorney's non-corporate related activities. Attorney agrees to hold Corporation harmless and indemnify Corporation for any claims arising from Attorney's non-corporate activities.


                               SECTION TWENTY-ONE
                                WAIVER OF BREACH

The waiver by either party to this contract of a breach of any provision of this contract shall not operate or be construed as a waiver of any subsequent breach of the same or any other provisions of this contract.


                               SECTION TWENTY-TWO
                                     NOTICES

Any notice required to be given under this contract shall be sufficient, if in writing, hand delivered, or sent by registered mail to the last known residence of Attorney or from Attorney to the principal office of Corporation.


                              SECTION TWENTY-THREE
                                 BINDING EFFECT

This contract shall be binding on the parties, their successors, and assigns, and the estate, heirs, legatees, executors, administrators, and beneficiaries of Attorney.

                               SECTION TWENTY-FOUR
                                  GOVERNING LAW

This contract shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

                               SECTION TWENTY-FIVE
                          EFFECT OF PARTIAL INVALIDITY

The invalidity of any portion of this contract will not and shall not be deemed to affect the validity of any other provision. In the event any provision of this contract is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.


                               SECTION TWENTY-SIX
                                ENTIRE AGREEMENT

This contract constitutes the entire contract between the parties, and any prior understanding or representation of any kind preceding the date of this contract shall not be binding on either party except to the extent incorporated in this contract.



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                              SECTION TWENTY-SEVEN
                            MODIFICATION OF AGREEMENT

Any modification of this contract or additional obligation assumed by either party in connection with this contract shall be binding only if in writing signed by each party or an authorized representative of each party.


                              SECTION TWENTY-EIGHT
                                  ATTORNEY FEES

In the event any action is filed in relation to this contract, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party's attorney fees.


                               SECTION TWENTY-NINE
                              ASSIGNMENT OF RIGHTS

The rights of each party under this contract are personal to that party and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of the other party.

                               SECTION TWENTY-SIX
                               PARAGRAPH HEADINGS

The titles to the paragraphs of this contract are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this contract.


IN WITNESS WHEREOF, each party to this contract has caused it to be executed at American HealthChoice, Inc., 1300 W. Walnut Hill Lane, Suite 275, Irving, Texas, 75038, on the date indicated below.

WITNESSES: /s/ Dr. J. W. Stucki             AMERICAN HEALTHCHOICE, INC.

WITNESSES: /s/ Dr. Dave Voracek             /s/ Jon Sommerhauser, Director, COO

WITNESSES: /s/ James Roberts                /s/ Jay R. Stucki